Exhibit 99.1

       Union Financial Bancshares, Inc. Announces Third Quarter Earnings

    UNION, S.C.--(BUSINESS WIRE)--Oct. 14, 2004--Union Financial Bancshares, Inc. (NASDAQ: UFBS) today reported earnings for the three and nine months ending September 30, 2004. The company also declared a quarterly cash dividend of $0.10 per share payable on November 17, 2004 to shareholders of record on October 29, 2004.
    Net income for the three months ended September 30, 2004 was $508,000 compared to net income of $426,000 for the third quarter of 2003, a 19.25% increase. Earnings per share were $0.25 per share (dilutive) for the third quarter of 2004, versus $0.21 per share (dilutive) for the third quarter of 2003.
    Income for the nine months ended September 30, 2004 was $1,565,000 compared to net income of $1,407,000 for the third quarter of 2003, an 11.23% increase. Earnings per share were $0.76 per share (dilutive) for the third quarter of 2004, versus $0.68 per share (dilutive) for the third quarter of 2003.
    Net interest income before the loan loss provision for the third quarter increased $403,000, or 19.51%, to $2,469,000 compared to $2,066,000 for the same period in the previous year. The increase was due primarily to loan growth over the previous year along with an increase in yield on investments. Provision for loan losses for the current quarter totaled $390,000 compared to $120,000 for the same period in the previous year. The increase in provision for loan losses from the previous year quarter was primarily due to the net growth in the loan portfolio of 9.62% that was driven by a 26.46% increase in the consumer/commercial loan sector. Non interest income for the third quarter decreased $56,000, or 9.67%, to $523,000 compared to $579,000 for the same period in the previous year. The decrease was due to $189,000 from the gain on sale of securities in the previous year compared to a loss on sale of securities of $8,000 for the current year. This decrease was offset by an increase in bank and loan fees of $141,000, or 36.15%, to $531,000 compared to $390,000 for the same period in the previous year as a result of the growth in loans and deposits from the new Rock Hill office that was opened in July 2003. Non interest expense for the third quarter decreased $63,000, or 3.15%, to $1,935,000 compared to $1,998,000 for the same period in the previous year. The decrease from the previous year was due to an overall reduction in operating expenses to improve the efficiency level of the Bank.
    At September 30, 2004, assets totaled $350.6 million, a 6.04% increase from $330.6 million at December 31, 2003. Net loans receivable increased $14,325,000, or 9.34%, during the period to $167.6 million at September 30, 2004, compared to $153.3 million at December 31, 2003. Investment and mortgage-backed securities at September 30, 2004, increased 25.15% to $154.9 million from $123.8 million at December 31, 2003. The increase in securities was funded with cash on hand and an increase in borrowings of $16.5 million. Deposits at September 30, 2004, increased 0.60% to $224.5 million from $223.1 million at December 31, 2003.
    Commenting on the third quarter results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are delighted to report improved earnings over the comparable period in the previous year. We continue to have positive growth on our balance sheet, marked by an increase in the consumer and commercial loan portfolios of 26%. The improvement in earnings over the previous year was driven by solid revenue growth. Our core non-interest income, excluding gain on sale of loans and investments, increased at a very healthy rate of 11%, while net interest income increased 19%. Overall, we are very pleased with the results of the quarter."
    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates seven banking locations in the upstate of South Carolina. At September 30, 2004, Union Financial had $350.6 million in total assets and total stockholders' equity of $26.1 million.



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                  Union Financial Bancshares, Inc.
            Third Quarter - Year Ending December 31, 2004
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                        Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                                  Quarter    Year
                                   Ended     Ended
Balance Sheet                     9/30/04  12/31/03 $Change % Change
----------------------          -------------------------------------

   Total assets                  $350,641  $330,665 $19,976     6.04%
   Cash and interest-bearing
    deposits                        4,958    28,702 (23,744)  -82.73%
   Investments & mortgage-backed
    securities                    154,921   123,789  31,132    25.15%
   Loans receivable (net)         167,626   153,301  14,325     9.34%
   Goodwill and intangible
    assets                          4,371     4,848    (477)   -9.84%
   Deposits                       224,459   223,131   1,328     0.60%
   Advances and other borrowings 90,000 73,500 16,500 22.45% Trust preferred corporate
    obligations                     8,000     8,000       0     0.00%
   Stockholders' equity            26,051    25,507     544     2.13%
   Outstanding shares           1,967,261 1,969,770  (2,509)   -0.13%
   Book value per share            $13.24    $12.95   $0.29     2.26%
   Tangible book value per share   $11.02    $10.49   $0.53     5.08%


                                      Three Months     Nine Months
                                         Ended            Ended
                                      September 30,    September 30,
                                -------------------------------------
Income Statement                     2004      2003    2004     2003
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   Net interest income             $2,469    $2,066  $7,145   $6,178
   Provision for loan losses          390       120     775      545
                                -------------------------------------
   Net interest income after
    loan loss provision             2,079     1,946   6,370    5,633
   Noninterest income                 523       579   1,620    1,771
   Noninterest expense              1,935     1,998   5,915    5,584
   Income tax                         159       101     510      413
                                -------------------------------------
   Net income                        $508      $426  $1,565   $1,407
                                =====================================
   Earnings per share: basic        $0.26     $0.22   $0.80    $0.72
                                =====================================
   Earnings per share: diluted      $0.25     $0.21   $0.76    $0.68
                                =====================================

                                            Nine Months Ended
                                              September 30,
                                            ------------------
  Key Financial Ratios                        2004    2003
      ----------                            ------------------

    Return on average assets                  0.59%   0.56%
    Return on average stockholders' equity    8.21%   6.94%
    Operating expense to average assets       2.24%   2.02%
    Capital to average assets                 9.69%  10.17%



    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863